ARTICLES OF INCORPORATION
                      OF UTAH ENTRADA INDUSTRIES, INC.

     We, the undersigned, natural persons of the age of twenty-one years or more, acting as incorporators of a Corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

                                 ARTICLE I

                                   NAME

     The name of this Corporation is Utah Entrada Industries, Inc.

                                ARTICLE II

                                 DURATION

     The period of its duration is perpetual.

                                ARTICLE III

                                  PURPOSES

     The purposes for which the Corporation is organized are as follows:

     (a) To engage in any and all activities concerned with the discovery, development, production, and marketing of natural resources, real estate, research, and manufacturing:

     (b) To acquire, own, manage, mortgage, sell, lease, exchange, develop, and transfer real property for any purpose;

     (c)  To engage in research and development activities;

     (d)  To manufacture and market building products;

     (e) To acquire, purchase, sell, assign, transfer, mortgage, pledge, or otherwise dispose of shares of the capital stock of any corporation or corporation, association or association of any state, territory, or country and to exercise all the rights, powers, and privileges associated with such ownership:

     (f) To conduct, carry on or engage in any businesses or enterprises incidental to or useful in connection with the purposes above specified;

     (g) To engage in and to do any lawful act concerning any lawful businesses for which corporations may be organized under the Utah Business Corporation Act, including but not limited to the entering into of any lawful arrangement for sharing profits, union of interests, reciprocal association or cooperative association with any corporation, association, partnership, individual or other legal entity for the carrying on of any business and to enter into any general or limited partnership for the carrying on of any business.

                               ARTICLE IV

                                 STOCK

     The aggregate number of shares that the Corporation shall be authorized to issue is Twenty Five Million (25,000,000) shares of the par value of One Dollar ($1.00) per share. All stock of this Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable to any call and is non-assessable.

                               ARTICLE V

                                RIGHTS

     A shareholder shall have no preemptive rights to acquire any securities of this Corporation

                              ARTICLE VI

                       INITIAL CAPITALIZATION

     This Corporation will not commence business until consideration of a value of at least $1,000 has been received for the issuance of shares.

                             ARTICLE VII

                     INITIAL OFFICE AND AGENT

     The address of this Corporation's initial registered office and the name of its initial registered agent at such address is:

                         Connie C. Holbrook
                         180 East First South Street
                         P. O. Box 11150
                         Salt Lake City, Utah 84147

                            ARTICLE VIII

                             DIRECTORS

     The number of directors constituting the initial Board of Directors of this corporation is three (3). The names and addresses of persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify, are:

          Name                          Address

          R. D. Cash               180 East First South Street
                                   P. O. Box 11150
                                   Salt Lake City, Utah 84147

          C. M. Heiner             141 East First South Street
                                   P. O. Box 11865
                                   Salt Lake City, Utah 84147

          R. M. Kirsch             79 South State Street
                                   P. O. Box 11070
                                   Salt Lake City, Utah 84147

                              ARTICLE IX

                      LIMITATION OF LIABILITY

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) for any action that would result in statutory liability of the director under Section 16-10-44 of the Utah Code Annotated. Any repeal or modification of this paragraph by the stockholders shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

                                ARTICLE X

                              INCORPORATORS

     The name and address of each incorporator is:

          Name                          Address

          R. D. Cash               180 East First South Street
                                   P. O. Box 11150
                                   Salt Lake City, Utah 84147

          C. M. Heiner             141 East First South Street
                                   P. O. Box 11865
                                   Salt Lake City, Utah 84147

          R. M. Kirsch             79 South State Street
                                   P. O. Box 11070
                                   Salt Lake City, Utah 84147

                              ARTICLE XI

                      CUMULATIVE VOTING OF SHARES

     There shall be no cumulative voting in the election of directors of the Corporation.

                             ARTICLE XII

                PURCHASE OF SHARES BY CORPORATION

     The Corporation may purchase its own shares to the extent of unreserved and unrestricted capital surplus available therefore in addition to any right to purchase its own shares provided by law.

     Dated this 27th day of April, 1988.

                                   /s/ R. D. Cash
                                   R. D. Cash, Incorporator


                                   /s/ Clyde M. Heiner
                                   C. M. Heiner, Incorporator


                                   /s/ R. M. Kirsch
                                   R. M. Kirsch, Incorporator


                                   /s/ Connie C. Holbrook
                                   Connie C. Holbrook
                                   Registered Agent



State of Utah  )
               : ss.
County of Salt Lake)

     I, Patricia C. Naisbitt, a Notary Public, hereby certify that on the 27th day of April, 1988, personally appeared before me R. D. Cash,
C. M. Heiner, and R. M. Kirsch, who being by me first duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators, and that the statements therein contained are true.

     Dated this 27th day of April, 1988.


                                   /s/ Patricia C. Naisbitt
                                   NOTARY PUBLIC, Residing in
                                   Salt Lake City, Utah


My Commission Expires: January 1, 1989